Exhibit 10.3

October 2, 2015

Via Electronic Mail

International Spirit & Beverage Group, Inc.

Attn: Alonzo Pierce

700 Louisiana Street, Suite 3950

Houston, TX 77002

Email: apierce@isbg.global

Re: Back-Office Services

Dear Alonzo:

This Services Agreement (the “Agreement”) shall be effective as of October 2, 2015 (the “Effective Date”) and shall confirm our agreement concerning certain administrative and logistical services (the “Services”) to be rendered by Park Street Imports, LLC, a Florida limited liability company having its principal place of business at 1000 Brickell Avenue, Suite 915, Miami, FL 33131, USA (“Park Street”), to International Spirit & Beverage Group, Inc., a Texas corporation having its principal place of business at 700 Louisiana Street, Suite 3950, Houston, TX 77002 (“CLIENT”) with respect to Park Street’s importation and/or sale in the US, as applicable, of CLIENT’S beverage alcohol brands (individually and collectively, the “Product”). Park Street and CLIENT may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

As part of this Agreement, Park Street will perform the services as described in Addendum 1 (“Services”). Park Street will purchase and hold title to Product on payment terms, which payment terms shall be agreed upon in writing by the Parties. Park Street acknowledges that CLIENT will have certain rights, as beneficial owner of the Product inventory, until Park Street pays for the Product or makes sales in the ordinary course of its business. Based upon such sales and related items, Park Street will settle its accounts with CLIENT on terms to be agreed upon in writing by Park Street and CLIENT, and remit “Funds Due” to CLIENT as and when directed by CLIENT. For each such remittance, “Funds Due” shall mean CLIENT’S gross sale proceeds net of all applicable shipping and handling expenses, including, but not limited, to expenses such as ocean freight, warehousing, domestic freight, local delivery, insurance, federal and state taxes/duties, license and registration fees, administrative fees, legal fees, bank fees, and/or finance fees (the “Shipping and Handling Fees”), and the Service Fee (as defined below).

In consideration of the Services provided by Park Street hereunder, Park Street shall receive a “Service Fee” which shall mean the greater of the following: (i) two thousand five hundred dollars ($2,500) per month (“Minimum Fee”) or (ii) a per case fee (“Case Fee”) for each case (any size) of Product delivered from or picked up from a Park Street contracted warehouse (or other location, as the case may be) pursuant to this Agreement, which Case Fee shall be calculated as follows based on annual sales volume:

Warehouse Orders (orders placed by wholesalers in the US and fulfilled by Park Street in the US)

$3.50 per case for the first 15,000 cases, then

$3.00 per case for 15,001 cases to 29,999 cases, then

$2.50 per case for 30,000 cases to 59,999 cases, then

$2.00 per case for 60,000 cases to 99,999 cases, then

$1.50 per case for 100,000 cases to 149,999 cases, then

$1.00 per case for over 150,000 cases

park street imports, llc | 1000 Brickell Avenue, Suite 915 Miami, FL 33131 | tel: +1 30S 967 7440 | fax:+1 30S 397 2809

Direct Import Orders (orders placed by wholesalers in the US, processed by Park Street, and shipped by the supplier directly - minimum order size one (1) container); Direct Import/Direct Producer Orders less than one (1) container will be billed at the Warehouse Order rate

$2.25 per case for the first 15,000 cases, then

$1.75 per case for 15,001 cases to 29,999 cases, then

$1.50 per case for 30,000 cases to 59,999 cases, then

$1.25 per case for 60,000 cases to 99,999 cases, then

$1.00 per case for 100,000 cases to 149,999 cases, then

$0.75 per case for over 150,000 cases

Retail Orders - in the event you request Park Street to serve as wholesaler (orders placed by retailers in the US and fulfilled by Park Street directly - available in Florida, New York, New Jersey, and California at this time)

$7.50 per case for the first 15,000 cases, then

$7.00 per case for 15,001 cases to 29,999 cases, then

$6.50 per case for 30,000 cases to 59,999 cases, then

$6.00 per case for 60,000 cases to 99,999 cases, then

$5.75 per case for 100,000 cases to 149,999 cases, then

$5.50 per case for over 150,000 cases

In consideration of CLIENT’S development stage, referral from Ross Graham, and Park Street’s strong desire to work with CLIENT, Park Street shall reduce its standard minimum fee from two thousand five hundred dollars ($2,500) per month. The monthly minimum fee hereunder shall be calculated as follows (the “Minimum Fee”):

•	One thousand dollars ($1,000) per month for the first three (3) months following the Effective Date (“Entry Period”)
•	Two thousand five hundred dollars ($2,500) per month for the time between the end of the Entry Period and the termination of the Agreement

The above rates cover a portfolio for up to ten (10) Active SKUs (as defined herein). Each additional Active SKU will increase the Minimum Fee by two hundred fifty dollars ($250). An “Active SKU” shall mean any SKU that has been in Park Street’s inventory during the previous two (2) months.

Upon execution of this Agreement, CLIENT shall wire transfer an initial deposit to Park Street in the amount of one thousand dollars ($1,000.00), which deposit shall be credited to the Managed Account and applied to initial Shipping and Handling Fees.

On a periodic basis, CLIENT shall advance funds necessary to cover costs and expenses noted above, which funds will be credited to CLIENT’S Managed Account.

If CLIENT is a US entity, upon signing, CLIENT must provide to Park Street a copy of its TTB Basic Import and/or Wholesale Permit. In the alternative, CLIENT shall provide notice that an application for a permit has not yet been submitted or notice that the permit has been applied for, but has not yet been received. If CLIENT does not yet have a Federal Basic Import and/or Wholesale Permit, Park Street will, at the instruction of CLIENT, assist CLIENT in applying for and obtaining the applicable permit and CLIENT will cooperate with Park Street in procuring the aforementioned permit. Park Street will not be responsible for any of CLIENT’S corporate registrations, taxes, or other similar matters relating to CLIENT’S own internal operations.

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If a wholesaler or retailer fails to pay for an order sold, Park Street will not be liable to CLIENT for the corresponding amount of Product payment. However, Park Street will take reasonable action to seek payment from the account. In the event CLIENT instructs Park Street to institute legal proceedings to collect, Park Street will prosecute such action fully, in consultation with, but at the sole expense of CLIENT. Park Street reserves the right to assign any Product receivable in default to CLIENT as an offset to Funds Due CLIENT.

In consideration of the Services to be performed by Park Street, CLIENT hereby indemnifies and holds harmless Park Street, and its shareholders, officers, directors and employees, from and against any claims, actions, demands, liabilities, damages, losses, costs and expenses (including reasonable attorney’s fees) arising out of or from Park Street’s performance of its obligations pursuant to this Agreement, including, without limitation, claims actions, demands, liabilities, damages, losses, costs and expenses brought by third parties for product liability, infringement of intellectual property rights, receivable defaults, and CLIENT’S non-compliance with regulatory requirements, including, but not limited to, CLIENT’S (or its US designee’s) compliance with federal, state, and local regulations concerning advertising, sales and marketing activities, Product labeling and content, use of samples, any required solicitor permits, FDA/Bio terrorism Act prior notice and facility registration requirements, and use of non-conforming wood packaging material. Any abandoned Product may be liquidated to pay warehouse charges or amounts due Park Street.

This indemnification does not cover any third party claims or actions against Park Street arising through the gross negligence or willful misconduct of Park Street, its officers, directors, employees, servants or agents in bad faith.

Park Street hereby indemnifies and holds harmless CLIENT, and its shareholders, officers, directors and employees, from and against any claims, actions, demands, liabilities, damages, losses, costs and expenses (including reasonable attorney’s fees) arising out of or from Park Street’s gross negligence or willful misconduct in connection with this Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES EXCLUDING INTENTIONAL MISCONDUCT, BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, OR FOR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY MALFUNCTIONS, DELAYS, LOSS OF DATA, LOSS OF PROFIT, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF THE OTHER PARTY WAS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. No action, regardless of form, arising hereunder may be brought by either Party more than one (1) year after the cause of action has accrued and each party expressly waives any statute of limitations which might apply by operation of law or otherwise.

Park Street hereby represents and warrants to CLIENT that it has the legal capacity to apply and receive U.S. regulatory approval for the importation of Product into the U.S. and its distribution therein.

The Parties to this Agreement recognize that CLIENT and Park Street are separate juridical entities and agree that nothing in this Agreement shall be construed to establish in any manner a partnership or joint venture between the Parties or render either Party the agent of the other Party. The Parties agree that Park Street is acting as an independent contractor.

Park Street will retain sole and absolute discretion over the manner and means of carrying out the Services described herein.

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Nothing in this Agreement shall be construed to grant any power to Park Street to enter into contracts on behalf of or otherwise binding on CLIENT, unless so directed by CLIENT in writing.

Nothing in this Agreement shall be construed to prevent or otherwise prohibit Park Street from providing services same or similar to the Services described herein to any other party, at Park Street’s sole discretion.

In order to guarantee the Case Fees set forth herein, the term of this Agreement shall be twelve (12) months commencing as of the Effective Date and shall renew automatically for subsequent additional twelve (12) month periods (the “Renewal Terms”), provided, however, either Party may terminate the Agreement at any time in its sole discretion upon six (6) months written notice. Notwithstanding anything contained to the contrary in the foregoing, CLIENT specifically agrees that it shall not have the authority to terminate this Agreement unless it has fully satisfied its obligations, if any, under any borrowing or factoring agreement between CLIENT and Park Street or Park Street Financial Services, LLC, which such agreement shall be evidenced by separate written agreement.

Upon termination of this Agreement, CLIENT (or its US designee) must repurchase the entirety of Park Street’s remaining inventory of the Products at Park Street’s laid-in cost. With respect to repurchased inventory, Park Street shall, in not more than one transaction, make such inventory available for pick up at Park Street’s warehouse or coordinate transfer to CLIENT’S designee, provided CLIENT shall pay all logistics costs associated with transfer. CLIENT, after crediting Park Street’s account for repurchased and other pick up or transfer Products, shall pay the balance due, if any, to Park Street on or before Park Street makes such Products available for pick up or transfer.

This Agreement is intended to bind and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, except that without the prior written consent of the other party, neither party may assign, transfer or convey any of its rights, duties or interest under this Agreement.

This Agreement contains the entire agreement among the Parties hereto with respect to the matters herein contained and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of this Agreement may be amended only with the prior written consent of CLIENT and Park Street.

This Agreement will be governed and construed in accordance with the internal laws of the State of Florida without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida. In the event of any suit, action or proceeding between the parties arising out of, or with respect to, this Agreement, the non-prevailing Party shall pay all fees and costs, including all reasonable attorneys’ fees, of the prevailing Party.

The Parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the courts of the State of Florida, County of Miami-Dade, or in the U.S. District Court for the Southern District of Florida (the “Designated Courts”), and hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purposes of any suit, action or proceeding. In addition, each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof in the Designated Courts, and hereby further irrevocably waives any claim that any suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world, and the Parties hereby expressly agree to accept service via electronic mail and waive any argument of improper or invalid service.

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If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing in the space provided below.

Sincerely,

Harald Kohlmann, Ph.D.

CEO

Park Street Imports, LLC

ACCEPTED and AGREED to this on the __ day of ____________ 2015

International Spirit & Beverage Group, Inc.

By:
Name: Alonzo Pierce
Title: President

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Addendum 1: Park Street Service Schedule - Regular Services, as applicable

I.	State Compliance

As part of the Services, Park Street will manage all aspects of the state specific compliance requirements, including as applicable:

a)	Register the Product in all applicable Control States under Park Street’s licenses

b)	Register the Product in all applicable Open States under Park Street’s licenses

c)	Create and file price postings in applicable Open States

d)	Manage State Bonding

e)	File all required beverage reports with the applicable state agencies

f)	Register CLIENT appointed sales brokers in the applicable states

II.	Logistics Planning and Management

As part of the Services, Park Street will manage all aspects of the logistics chain for the Product, including as applicable:

a)	Arrange for pick-up of Product at the place of production

b)	Arrange transportation of Product from the place of production to a Park Street qualified warehouse

i)	Domestic and international ground freight

ii)	International ocean freight

iii)	Domestic and international expedited air freight

c)	Warehouse the Product at one or more qualified warehouses selected by Park Street

i)	Bonded warehouse

ii)	Climate controlled warehouse

iii)	Tax-paid warehouse

d)	Manage bailment warehouse inventory

III.	Insurance

As part of the Services, Park Street will manage all aspects of the insurance for the Product, including, as applicable and subject to applicable pass through fees, including but not limited to premiums:

a)	Obtain insurance of Product against loss during transportation from production to a Park Street qualified warehouse (subject to the requested protection by CLIENT)

b)	Insure against loss of Product inventory while in storage in a Park Street qualified warehouse (subject to the terms, conditions, and exclusions of its insurance policy then in force)

c)

Insure against loss of Product during transportation from a qualified warehouse to a customer (subject to the requested terms by CLIENT and customer as well as to the terms, conditions, and exclusions of Park Street’s insurance policy then in force)

IV.	Order Processing and Customer Service

As part of the Services, Park Street will dedicate an Account Manager to CLIENT. The Account Manager will manage all aspects of the order processing and customer service for the Product, including as applicable:

a)	Receive orders from

i)	CLIENT authorized wholesalers

ii)	Control state authorities

iii)	CLIENT authorized retailers

iv)	CLIENT authorized independent sales agents/brokers

b)	Check the received orders against prices suggested by CLIENT and properly filed with state agencies (in states that require such filings)

c)	Transfer title to Product to fill the order

d)	Coordinate pick-up or delivery from the warehouse (or the foreign supplier in the case of Direct Import sales)
e)	Administer samples to licensed distributors and retailers in accordance with state specific alcoholic beverage control laws

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f)

Administer the support of CLIENT sponsored charity events in accordance with state specific alcoholic beverage control laws g) Manage customer inquiries with regards to logistics and back-office operations on behalf of the CLIENT

V.	Cash Cycle Management

As part of the Services, Park Street will manage all aspects of the CLIENT cash cycle management through Park Street, including as applicable:

a)	Invoice the purchaser(s) at the prices suggested by CLIENT and properly filed with state agencies (in states that require such filings)

b)	Manage accounts receivables and collect funds

c)	Follow-up with customers on overdue accounts monthly

d)	Open and maintain a dedicated and segregated Park Street bank account for the sole purpose of managing CLIENT designated activity (the “Managed Account”)

e)	Deposit CLIENT remittances into the Managed Account

f)	Pay all relevant beverage excise taxes out of CLIENT’S funds in the Managed Account

g)	Pay all relevant pass-through expenses according to the published Park Street Rate Card for Third Party Expenses (“Park Street Rate Card”) out of CLIENT’S funds in the Managed Account

h)	Pay other applicable third party expenses out of CLIENT’S funds in the Managed Account (e.g., distributor chargebacks)

i)	Provide overdraft protection on the Managed Account with rates outlined in the Park Street Rate Card

VI.	Distributor Chargeback and Bill-back Support Management

As part of the services, Park Street will support distributor chargeback and billback procedures, including as applicable:

a)	Receive distributor chargeback and billback invoices

b)	Provide CLIENT with electronic copies of distributor chargeback and billback invoices

c)	After receiving written approval by CLIENT, pay distributor chargeback and billback invoices out of CLIENT’S funds in the Managed Account

d)	Support the conflict and dispute resolution process to reconcile the CLIENT accounts at distributors

VII.	Accounting

As part of the Services, Park Street will manage all aspects of the CLIENT activity accounting, including as applicable:

a)	Record all payments made and received in the CLIENT’S Managed Account

b)	Conduct a monthly reconciliation of the CLIENT’S Managed Account

c)	Prepare a monthly account closing statement by the end of the following month

VIII.      Reporting

As part of the services, Park Street will provide reporting on several aspects of the CLIENT’S activities at Park Street, including as applicable:

a)	Provide access to a password protected online reporting platform which is available 24/7, subject to maintenance periods, and updated throughout the business day to track:

i)	Sales

ii)	Customer balances / Accounts Receivables

iii)	Cash receipts

iv)	Inventory

(1)	Park Street qualified warehouses

(2)	Control state bailment warehouses

v)	Expenses

vi)	Cash account balance

b)	Prepare a monthly closing report including itemized schedules of all monthly activities and balances by the end of the following month

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i)	Account activity

ii)	Accounts receivables aging

iii)	Inventory

iv)	Sales

v)	Cash receipts

vi)	Expenses

c)	Prepare an annual closing report including schedules of all annual activities and balances by the end of January of the following year

i)	Account activity

ii)	Accounts receivables aging

iii)	Inventory

iv)	Sales

v)	Cash receipts

vi)	Expenses

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